QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

List of Subsidiaries

Subsidiary

Kosmos Energy Ltd.
Kosmos Energy Holdings
Kosmos Energy, LLC
Kosmos Energy Operating
Kosmos Energy Ventures
Kosmos Energy South Atlantic
Kosmos Energy Latin America
Kosmos Energy Brasil Oleo e Gas Ltda.
Longhorn Offshore Drilling
Kosmos Energy Deepwater Morocco
Kosmos Energy Cameroon HC
Kosmos Energy Offshore Morocco HC
Kosmos Energy Finance International
Kosmos Energy Finance
Kosmos Energy International
Kosmos Energy Development
Kosmos Energy Ghana HC
Kosmos Energy Suriname
Kosmos Tanzania
Kosmos Energy Mauritania

QuickLinks

  Exhibit 21.1
List of Subsidiaries